Exhibit 99.1

Tasker Products Adds Former- CEO of PepsiCo Restaurants
International and Holiday Inn Worldwide to its Board of Directors


DANBURY, CT - June, 27, 2007 - Tasker Products Corp. (OTC Bulletin Board: TKER), a distributor and marketer of proprietary technology effective in inhibiting pathogenic bacteria, today announced that Timothy M. Lane has joined its board of directors.

Mr. Lane, presently chief executive officer of Everest Advisors, is well known for his accomplishments as chief executive officer of PepsiCo Restaurants International for Asia and the Middle East (KFC, Pizza Hut and Taco Bell), including directing KFC's introduction into China where it holds the lead market position. At PepsiCo, Mr. Lane guided the company from 250 stores generating losses to a 2,500 store network generating $2.5 billion in revenue and over $200 million in profits within six years. He began his tenure at PepsiCo in 1981 as Director of Business Planning, quickly rising through the ranks to become president of KFC International, Asia by 1989 and chief executive officer of the company's restaurants in Asia and the Middle East by 1994. Mr. Lane served as chairman, president and CEO of Holiday Inn Worldwide, a hotel group and division of Bass PLC consisting of 2,300 hotels generating $8 billion in revenue.

He began his career as a management consultant for Touche, Ross and Company before joining Masonite Corporation, where he served as general manager of its West Coast Fabricating Division. He also served as assistant to the chairman at the Consolidated Packaging Company. Mr. Lane received a Bachelor of Science in accounting from the University of Dayton and an MBA from the University of Chicago.

Greg Orsborn, Tasker's executive chairman, commented, "The addition of a board member with Timothy Lane's background is a strong vote of confidence in Tasker's future. Our recent announcement of orders from one of the largest poultry processors in the country is an indication of the direction in which the company is quickly moving. The progress achieved over the last seven months has positioned the company to fully benefit from his experience and unique industry alliances throughout the food supply industry."

About Tasker Products


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Tasker is a  manufacturer,  distributor and marketer of  eco-chemistry  products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Unifresh(R) Footbath, a grooming aid product for dairy cows, Tasker Blue(R), an antibacterial solution for use in processing poultry and Pacific Blue(TM) Seafood Spray, an antibacterial spray for retail seafood counters. Tasker Products Corp. is headquartered in Danbury, Connecticut. To be added to the news
distribution   list  or  to   present   any   questions,   send  an   email   to
tasker@grannusfinancial.com.   Additional   information  about  Tasker  is  also
available  at  www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to obtain new financing and/or generate revenue growth in the near future; our history of losses; our limited experience in the marketing of our products; our ability to compete with other products in our market space; and the risk of unfavorable federal regulation. Consequently, you should not place undue reliance on these forward-looking statements. We discuss these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, "Risk Factors" in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and our most recent report on Form 10-Q.